Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated August 29, 2017, in this Registration Statement (Form S-6 No. 333-218547) of Smart Trust 337, comprising Smart Trust, Portfolio of Closed-End Fund Opportunities Trust, Series 13.

/s/ Grant Thornton LLP

Chicago, Illinois

August 29, 2017